UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Waters Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2016

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 11, 2016 at 11:00 a.m., local time.

The notice of Meeting, the Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting, the Proxy Statement and the Waters Annual Report (“Annual Report”) on the Internet at http://www.proxydocs.com/wat.

Waters has adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On April 1, 2016, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote by Internet. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, (iii) to approve, by non-binding vote, executive compensation and, (iv) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement that you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the Internet, by telephone, or if you receive a paper copy of the Proxy Statement and Annual Report, signing, dating and returning your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Christopher J. O’Connell

President and Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 11, 2016 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve, by non-binding vote, executive compensation; and,

4.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 17, 2016 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Meeting.

The Proxy Statement, Annual Report and the means to vote by Internet are available at http://www.proxydocs.com/wat.

By order of the Board of Directors

Mark T. Beaudouin

Senior Vice President

General Counsel and Secretary

Milford, Massachusetts

April 1, 2016

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, Waters is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 1, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or in person at the Meeting.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Meeting in person, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the Meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.
24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

WATERS CORPORATION

34 Maple Street

Milford, Massachusetts 01757

PROXY STATEMENT

Annual Meeting of Stockholders

May 11, 2016, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2016 Annual Meeting of Stockholders (the “Meeting”) to be held on May 11, 2016 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to conduct a broker solicitation for a fee of $7,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share, entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet or by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Meeting. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 17, 2016 (the “Record Date”).

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 before the Meeting begins.

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 80,985,209 shares of common stock outstanding and entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. This Proxy Statement and form of Proxy is first being made available to the stockholders of record on or about April 1, 2016. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for ten days prior to the Meeting at the Company’s headquarters for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.    ELECTION OF DIRECTORS

Ten members of the Board (the “Directors”) are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their ages, principal occupations and other public directorships for at least the last five years, and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a Director of the Company in light of the Company’s business and structure.

Douglas A. Berthiaume, 67, has served as Chairman of the Board since February 1996 and served as President, Chief Executive Officer and a Director of the Company from August 1994 (except from January 2002 to March 2003, during which time he did not serve as President) until September 2015. From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a trustee of the Children’s Hospital Medical Center and The University of Massachusetts Amherst Foundation. Through more than 25 years direct work experience at Waters and its predecessor company, Millipore, and as a Director of Genzyme Corporation, Mr. Berthiaume brings to the Waters Board significant experience in both the business and technical issues facing life science/biotechnology companies.

Christopher J. O’Connell, 49, has served as a Director of the Company since September 2015 when he assumed the position of President and Chief Executive Officer of the Company. Mr. O’Connell served as Executive Vice President and President of the Restorative Therapies Group of Medtronic plc from August 2009 to August 2015. From 1994 to August 2009, Mr. O’Connell served in the following positions at Medtronic plc: Senior Vice President and President of Medtronic Diabetes, President of Medtronic Physio-Control, Vice President of Sales and Marketing for the Cardiac Rhythm Management business, Vice President/General Manager of the Patient Management business, Vice President of Corporate Strategy, Director of Investor Relations and Corporate Development Associate.

Joshua Bekenstein, 57, has served as a Director of the Company since August 1994. Mr. Bekenstein is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a Director of Bombardier Recreational Products, Inc., Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc., Burlington Coat Factory Warehouse Corporation and Gymboree. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors makes him highly qualified to serve on the Waters Board.

Michael J. Berendt, Ph.D., 67, has served as a Director of the Company since March 1998. Dr. Berendt is the Chief Executive Officer and Chief Scientist of Telesta Therapeutics, a position he assumed in November 2013. From July 2011 to November 2013, Dr. Berendt was a Life Sciences Consultant. From March 2006 to July 2011, Dr. Berendt served as the President and Chief Executive Officer of Aegera Therapeutics Inc. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt is a director of Telesta Therapeutics Inc. Dr. Berendt has served as a director of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience. Dr. Berendt’s experience in the pharmaceutical industry both from a management and a scientific perspective provides unique technical insight to the Waters Board.

Edward Conard, 59, has served as a Director of the Company since August 1994. Mr. Conard is an independent director and investor. He was a Managing Director of Bain Capital, LLC from March 1993 to

December 2007. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is also a Director of Unisource Worldwide, Inc. His years of experience as a director and a managing director of two large investment firms affords the Waters Board the benefit of Mr. Conard’s considerable financial, accounting and business strategy skills.

Laurie H. Glimcher, M.D., 64, has served as a Director of the Company since January 1998. Dr. Glimcher is the Stephen and Suzanne Weiss Dean of the Weill Cornell Medical College and Provost for Medical Affairs of Cornell University. From 1991 through 2011, Dr. Glimcher served as the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School. Dr. Glimcher is a Director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences. As a physician, scientist and professor, Dr. Glimcher brings a diversity of technical skills and experience to the Waters Board.

Christopher A. Kuebler, 62, has served as a Director of the Company since May 2006. Mr. Kuebler is an independent director and investor. He served as Chairman and CEO of Covance Inc., and its predecessor companies from November 1994 to December 2004 and as Chairman during 2005. Prior to joining Covance Inc., Mr. Kuebler spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is a Director of Nektar Therapeutics. With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board.

William J. Miller, 70, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of its Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller served as a Director of Viewsonic Corporation from January 2004 to April 2008 and Overland Storage, Inc. from June 2006 to September 2009. Mr. Miller is a Director of Nvidia Corporation, Digimarc Corporation, and Glu Mobile Inc. Mr. Miller’s extensive experience as a former chief executive officer, director, and investor brings both management and stockholder perspectives to the Waters Board.

JoAnn A. Reed, 60, has served as a Director of the Company since May 2006. Ms. Reed is a health care services consultant. From April 2008 to April 2009, she was an advisor to the Chief Executive Officer of Medco Health Solutions. From 2002 to March 2008, Ms. Reed served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions. From 1992 to 2002, she served as Senior Vice President, Finance of Medco Health Solutions. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes employment with CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a director of American Tower and Mallinckrodt PLC. Ms. Reed’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance and health care industry expertise.

Thomas P. Salice, 56, has served as a Director of the Company since July 1994. Mr. Salice is a co-founder and managing member of SFW Capital Partners, LLC, a private equity firm. He has served as a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice is a Director of Mettler-Toledo International, Inc., and the privately held companies Essen Bioscience, Inc., Industrial Dynamics Holdings, Inc., Gerson Lehrman Group, and Spectro Scientific, Inc. With more than 20 years of experience in the private equity business, Mr. Salice brings to the Waters Board in-depth experience in strategic planning, finance, capital structure and mergers and acquisitions.

Required Vote and Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee must exceed the votes cast against such nominee), except that Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected (a contested election). If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as shares cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2016. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote is required to approve the proposal. Abstentions will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. Brokerage firms may vote to ratify the appointment of PWC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2016, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2017.

Fees

The aggregate fees for the fiscal years ended December 31, 2015 and December 31, 2014 billed by PWC were as follows:

	2015	2014
Audit Fees	$3,523,434	$3,578,038
Audit-Related Fees	64,857	193,533
Tax Related Fees
Tax Compliance	481,310	458,300
Tax Planning	500,448	277,050

Total Tax Related Fees	981,758	735,350
All Other Fees	-0-	-0-

Total	$4,570,049	$4,506,921

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PWC in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits, employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees”, “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.	NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the stockholders of Waters are entitled to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Waters or the Board. Stockholders have elected to conduct this vote annually.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing and evaluating the Company’s compensation philosophy and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, the Summary Compensation Table and the other tables following the Summary Compensation Table, the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns.

•	Our compensation policies and decisions are focused on pay-for-performance.

•	Annual performance targets are comprised of challenging operational and financial goals.

•	Named executive officers had an annual performance target under the annual Management Incentive Plan of 15% non-GAAP earnings per diluted share (“E.P.S.”) growth for 2015.

•

Target non-GAAP E.P.S. performance of 15% growth has been achieved in twelve of the past twenty years and Waters has delivered an annual compounded non-GAAP E.P.S. growth rate of 11% over the past ten years.

•

In 2015, the Company achieved 7% non-GAAP E.P.S. growth despite the significant negative impact of foreign currency translation. Without the negative impact of currency, non-GAAP E.P.S. growth would have been 18%. Taking the impact of foreign currency translation into account, the Compensation Committee approved payouts under the Management Incentive Plan for 2015 equal to 84% of the target payout to our named executive officers.

A description of the elements of GAAP and non-GAAP items can be found below the caption, Compensation of Directors and Executive Officers, Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s website at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757.

Waters also has several compensation governance programs in place as described in the Compensation Discussion and Analysis to manage compensation risk and align Waters’ executive compensation with long-term stockholder interests. These programs include:

•	Stock ownership guidelines;

•	a policy against hedging;

•	an independent compensation committee and compensation committee consultant;

•	a compensation recoupment policy; and

•	a balanced program that does not include perquisites and guaranteed payments as a significant source of compensation.

We are requesting your non-binding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, is approved.”

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented by Proxy and entitled to vote, is required for approval, on an advisory basis, of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions will have the effect of a vote against this proposal. Note: Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

PROPOSAL 4.	OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND BOARD COMMITTEES

Meetings

The Board held seven meetings during the year ended December 31, 2015. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman and Mr. O’Connell, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance — Board/Director Independence” below.

During 2015, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2015, the Compensation Committee met four times, the Audit Committee met eight times and the Nominating and Corporate Governance Committee met twice. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2015 annual meeting of stockholders.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chair), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the Nominating and Corporate Governance Committee’s functions, is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Nominating and Corporate Governance Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance — Board/Director Independence” below.

Audit Committee

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chair), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP and provides oversight with respect to accounting and financial reporting and audit functions. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance — Board/Director Independence” below. The Board has determined that each of the four members of the Audit Committee — Messrs. Salice, Conard and Miller and Ms. Reed — is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee, which currently consists of Mr. William J. Miller (Chair), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans. The Compensation Committee’s charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Compensation Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance — Board/Director Independence” below.

CORPORATE GOVERNANCE

Annual Evaluation

During 2015, the Nominating and Corporate Governance Committee of the Board conducted its annual evaluation of the Board and each of its committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee in November 2015. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each committee for discussion and analysis during January 2016. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers (as defined below) required to be reported in the Company’s Proxy Statement; (b) Director compensation required to be reported in the Company’s Proxy Statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Eugene G. Cassis, Vice President and Chief Financial Officer, is married to Mary Dwyer-Cassis who has been employed by the Company since 1986, well before Eugene G. Cassis’ appointment as acting Chief Financial Officer in 2014. Mary Dwyer-Cassis is employed by the Company as the General Manager North District with a total 2015 annual salary, commission, equity awards and retirement benefits of approximately $300,000.

Equity Ownership Guidelines

Increasingly, stockholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s stockholders with those of management, the Company has minimum stock ownership guidelines for Directors and named executive officers. These guidelines provide for the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his or her base salary over a three-year period. Additionally, the Company’s other named executive officers on December 31, 2015, Messrs. Caputo, Cassis and Beaudouin and Ms. Rae, are each required to accumulate common stock equal to two times their base salary. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company.

If, as the case may be, a named executive officer shall become non-compliant with the guidelines, he or she shall have a period of twelve (12) months to regain compliance with the guidelines. If, after such twelve month period, the named executive officer remains non-compliant, then, with respect to any subsequent exercise of a stock option by such executive officer, 50% of such executive’s net after-tax profit from such exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these equity ownership guidelines may be considered by the Nominating and Corporate Governance Committee with respect to individual financial situations of current or future executives covered by the guidelines. For purposes of the accumulation of shares of common stock to comply with these guidelines, in addition to any direct ownership of shares of common stock by a named executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options, which either were or will be granted by the Company to such executives or Directors, apply toward the satisfaction of the guidelines. The ownership guidelines have been met by all Directors and named executive officers except for Mr. O’Connell who is in the process of meeting the ownership guidelines.

Board Leadership Structure

As stated in the Company’s Corporate Governance guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer, but instead makes a particular determination in the context of selecting a chief executive officer. Douglas A. Berthiaume served as both Chairman of the Board and Chief Executive Officer from 1996 until September 2015 at which time Christopher J. O’Connell became President and Chief Executive Officer. Following Mr. O’Connell’s appointment, the offices of Chairman and Chief Executive Officer have been separated.

Since 2004, Thomas P. Salice, an independent director, has served as the Board’s “lead independent director”. In that capacity, he has presided over executive sessions of the non-management Directors of the Board and provided a focal point for and facilitated communication among non-management Directors, Company management and Company stockholders.

The lead independent director continues to facilitate independent and effective oversight of the Company’s affairs.

Majority Voting

The Company’s by-laws provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, officers and certain key employees from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company, not made for the purpose of hedging.

Board Candidates

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted in accordance with the Company’s by-laws to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below and the applicable listing standards of the New York Stock Exchange. In assessing candidates for Director, the Nominating and Corporate Governance Committee will consider their skills, experience and diversity in the context of the overall composition of the Board.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman, Chief Executive Officer, the Nominating and Corporate Governance Committee or other Board members identify a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm, if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman, Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

As noted above, the Nominating and Corporate Governance Committee, in assessing candidates for director, considers their skills, experience and diversity in the context of the Board’s overall composition. The Company does not, however, have a specific policy with respect to the consideration of diversity in identifying director nominees.

Board/Director Independence

The Company’s Corporate Governance Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. Our Categorical Standards of Independence are also available on the website www.waters.com under the caption “Corporate Governance”. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that was on the compensation committee of its board;

•

a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has determined that each Director, other than Mr. Berthiaume, the Company’s Chairman, and Mr. O’Connell, the Company’s President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

Stockholder and Board Communications

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communications will be sent directly to the appropriate Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2015, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Audit & Risk Management in conjunction with the Company’s Vice President, Chief Financial Officer and its Vice President, Corporate Controller. During 2015, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP regarding the Company’s compliance with Section 404 of the Act. On February 23, 2016, the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal controls over financial reporting as of December 31, 2015.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2015. The charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. A discussion of the Audit Committee’s role in risk oversight can be found under the heading “Risk Oversight – Board’s Role in Risk Oversight Generally” below.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2015. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chair), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2015 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with Company management;

2.	It has reviewed and discussed with PricewaterhouseCoopers LLP those matters required to be communicated by PricewaterhouseCoopers LLP to the Audit committee, including under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3.	It has received from PricewaterhouseCoopers LLP written disclosures and a letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 23, 2016, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chair), and Mr. Thomas P. Salice. During fiscal year 2015, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters Board or its Compensation Committee and no executive officer of the Company served on the Compensation Committee or Board of Directors of any entity that has one or more executive officers serving on the Waters Board or Compensation Committee.

RISK OVERSIGHT

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management to the Audit Committee.

Additionally, the Company has an Enterprise Risk Management program under the direction of the Director of Treasury and Risk Management and the Vice President, Audit & Risk Management. This program seeks to identify, assess, monitor and report on risks affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the risks affecting the Company and efforts undertaken to mitigate them. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any compensation plans and practices would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed various components of the Company’s compensation plans including their size, scope and design. The Compensation Committee also reviewed whether the compensation plans promote unnecessary risk taking and the policies in place to mitigate compensation risk. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting and over-weighting of annual incentives. Several features of the Company’s annual incentive plan, the Management Incentive Plan, mitigate compensation-related risk including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and Compensation Committee oversight in determining payouts under the Plan. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy for Management Incentive Plan awards; (2) stock ownership guidelines for named executive officers; (3) a five-year vesting provision for long-term incentive awards; (4) a prohibition on hedging; and (5) independent oversight of compensation programs by the Compensation Committee with input from an independent compensation consultant. Based on this review, the Compensation Committee and the Company do not believe that there are any compensation related risks arising from the Company’s compensation plans that would have a material adverse effect on the Company.

Role of Compensation Consultant, Compensation Committee and Management in Decision-Making

The Compensation Committee engaged the services of Pearl Meyer & Partners as its outside independent compensation consultant during fiscal year 2015. Pearl Meyer & Partners participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer & Partners provides services to the Compensation Committee related only to executive officer and director compensation, including defining peer groups, compar-

ing executive officer and director compensation arrangements to those of the peer groups, and providing market data and advice regarding executive and director compensation plans. The Compensation Committee has the authority to engage and terminate independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer & Partners in 2015, and determined that Pearl Meyer & Partners’ work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in applicable SEC and New York Stock Exchange Rules. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee approves all compensation decisions for the named executive officers, after consulting with Pearl Meyer & Partners, as appropriate. The Vice President of Human Resources also provides the Compensation Committee with information and analysis on the Company’s executive compensation programs as requested. During 2015, Messrs. Berthiaume and O’Connell each provided the Compensation Committee with their assessment of the performance of the Company and the other named executive officers, and made compensation recommendations for the other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision on any element of his or her own compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the compensation programs for our named executive officers. Our named executive officers for fiscal year 2015 were as follows:

•	Christopher J. O’Connell, President and Chief Executive Officer (“CEO”);

•	Douglas A. Berthiaume, Chairman, Former President and CEO;

•	Eugene G. Cassis, Senior Vice President Finance and Administration and Chief Financial Officer;

•	Arthur G. Caputo, Former Executive Vice President and President, Waters Division;

•	Mark T. Beaudouin, Senior Vice President, General Counsel and Secretary; and

•	Elizabeth B. Rae, Senior Vice President, Human Resources.

On September 8, 2015, Douglas A. Berthiaume, our Chairman, President and CEO, retired from his position as President and CEO. Mr. Berthiaume remained a non-executive employee of the Company until December 31, 2015, and remains Chairman of the Board. Effective September 8, 2015, Christopher O’Connell commenced employment with the Company as our President and CEO. A description of the arrangements entered into with Mr. O’Connell when he commenced employment with us is included below. Although Mr. Berthiaume is a former employee, he is included as a named executive officer in this discussion and the accompanying tables pursuant to SEC rules. Effective February 10, 2016, Mr. Caputo resigned from his position as Executive Vice President and President, Waters Division, and will remain a non-executive employee of the Company through January 2017.

Executive Summary

The following is a summary of Company performance, the impact of Company performance on the compensation for our named executive officers, governance practices related to our compensation programs and the impact of results of the 2015 Say on Pay vote. Details of our compensation programs are discussed in further detail in the appropriate sections of this Compensation Discussion and Analysis:

2015 Company Performance and Events

•	Our full-year sales growth was 9% before a constant currency basis and 3% after taking into account the negative impact of foreign currency translation.

•	Our non-GAAP E.P.S.(2) grew 7% to $5.89 from $5.48 in 2014. Without the negative impact of foreign currency translation, non-GAAP E.P.S would have grown 18%.

•	During 2015, the Company’s stock price grew 19%.

(2)	A description of the elements of GAAP and non-GAAP items can be found below in the section Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s website at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757.

Impact of Company Performance on Compensation

Consistent with our pay-for-performance philosophy, the following actions and decisions were taken in 2015 as a result of Company performance:

•

Base Salaries: The Compensation Committee approved a 5% increase to the base salary for each named executive officer (other than Mr. O’Connell), effective on January 1, 2015. The decision to increase base salaries was based on an improving economic environment and market data provided by Pearl Meyer & Partners which indicated that base salaries for executives increased on average 5% in 2014. The Compensation Committee also approved additional market adjustment increases for Mr. Cassis and Ms. Rae of 7%

and 6%, respectively, in order to position their base salaries at a more competitive level relative to the market and, in each case, closer to the 25th percentile of the market data. Our use of market data is described below. Mr. O’Connell’s base salary was separately negotiated when he commenced employment with the Company on September 8, 2015.

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Annual Incentive Plan: Our annual cash incentive plan, the Management Incentive Plan, provides for incentive opportunities that are aligned with the Company’s performance targets relating to annual growth of non-GAAP E.P.S. and non-GAAP operating income. The Management Incentive Plan has historically required 15% non-GAAP E.P.S. growth over the prior year for a payout at target and 5% non-GAAP E.P.S. growth for a payout at threshold. In addition, the plan requires a minimum level of operating income of 3% growth over the prior year in order to trigger any payout under the plan. In 2015, threshold performance for both the non-GAAP E.P.S. and operating income measures were met, however the actual non-GAAP E.P.S. growth for 2015 of 7% fell below target performance of 15% growth. The Company’s non-GAAP E.P.S. growth for 2015, as adjusted to remove the negative effects of foreign currency translation, was 18% growth. As a result, the Compensation Committee considered the impact of foreign currency translation on the non-GAAP operating income and non-GAAP E.P.S. results in 2015 and determined it was appropriate to adjust for approximately 50% of the negative impact of foreign currency translation on the non-GAAP E.P.S. growth result. This level of performance, as adjusted by the Compensation Committee, resulted in payouts under the Management Incentive Plan to named executive equal to 84% of their respective incentive payouts at target.

•

Long-Term Incentive Plan: The Company continues its long-standing practice of utilizing stock options in order to align the interests of the named executive officers with the Company’s stockholders. On December 9, 2015, the Compensation Committee approved a stock option grant to Mr. O’Connell in the amount set forth in Mr. O’Connell’s Offer Letter with the Company dated June 23, 2015 and described below under Newly Appointed CEO Compensation Arrangement. For Messrs. Cassis and Beaudouin and Ms. Rae, the Compensation Committee approved stock option grants consistent with the annual stock option grants made in prior years. At the time of the annual stock option grant, Mr. Caputo was considering a possible retirement at some point in 2016 and the Compensation Committee decided not to make an annual stock option grant to Mr. Caputo pending the outcome of his retirement considerations. Subsequently, Mr. Caputo decided that he would retire in January 2017.

Compensation Governance and Pay Practices

•	The Company adopted a Recoupment Policy for cash incentive awards paid to executives. A full description of the policy can be found below under the heading “Recoupment Policy”.

•

The Company implemented stock ownership guidelines for our named executive officers. These guidelines include a share retention requirement in the event a named executive officer fell out of compliance with the stock ownership guidelines. Further details of the guidelines are outlined below under the heading “Equity Ownership Guidelines”.

•	The Company implemented a policy against hedging Company equity securities. Further details of the policy can be found below under “Policy on Hedging”.

•	The Company does not offer any perquisites for the exclusive benefit of our named executive officers.

•	The Company has not made any discretionary or guaranteed bonus payments other than the sign-on award made in conjunction with hiring of Mr. O’Connell (as described below).

•	The Company maintains an independent Compensation Committee and an independent Compensation Committee consultant.

2015 Say on Pay Vote

The Compensation Committee values the opinions of our stockholders and considers the outcome of the annual Say on Pay stockholder vote in determining the structure of executive compensation, as well as in making future compensation decisions. Waters received strong stockholder support of our executive compensation programs in 2015 with 94% of voted shares voting in favor of Waters’ executive compensation programs. In part due to this support, we have not made any significant changes to our compensation philosophy or practices and continue to manage our programs in a manner consistent with prior years.

Transition of Mr. Berthiaume

On September 8, 2015, Mr. Berthiaume retired from his position as President and CEO. To assist in the transition of Mr. O’Connell, our new CEO, he remained a non-executive employee until December 31, 2015. In connection with his change in status from executive to non-executive employee, effective October 1, 2015, Mr. Berthiaume’s base salary was reduced to $500,000. He remained eligible to receive his annual bonus with respect to 2015.

Newly Appointed CEO Compensation Arrangement

On June 25, 2015, the Company announced that Mr. O’Connell was hired to serve as the President and CEO of the Company and appointed to be a member of the Board. Mr. O’Connell assumed these positions on September 8, 2015.

In connection with Mr. O’Connell’s hiring, the Company entered into an offer letter (the “Offer Letter”) with him. Pursuant to the terms of the Offer Letter, Mr. O’Connell is entitled to receive an annual base salary of $825,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Compensation Committee in its discretion. The target amount of his annual bonus is 125% of his base salary.

The Offer Letter also provides that, in connection with the commencement of his employment, Mr. O’Connell received the following sign-on awards, which were intended to compensate Mr. O’Connell for a portion of the equity and executive retirement benefits from his prior employer that were forfeited as a result of joining Waters:

•

a restricted stock unit award with a grant date value of approximately $2,500,000. The restricted stock unit award vests as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Waters Corporation 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”).

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a non-qualified stock option award having a Black-Scholes value on the grant date of approximately $2,500,000. The non-qualified stock option award vests as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the 2012 Equity Incentive Plan.

•

a cash payment of $1,700,000 (subject to repayment of a pro rata amount of such payment based on the date of termination of employment if Mr. O’Connell resigns without good reason (as defined in this Offer Letter) or his employment is terminated by the Company for cause (as defined in the Offer Letter) prior to September 8, 2016).

The Offer Letter also provides that Mr. O’Connell will be entitled to reimbursement of certain costs associated with his relocation to the Milford, Massachusetts area pursuant to the Company’s executive relocation program (excluding the allowance for temporary living expenses provided under such program).

Mr. O’Connell was also entitled to receive, as his 2015 equity award at the time annual equity awards were granted to Company executives on December 9, 2015, a non-qualified stock option award having a Black-Scholes value on the date of grant of approximately $5,000,000. The award vests as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the 2012 Equity Incentive Plan.

Under his Offer Letter, if Mr. O’Connell’s employment is terminated by the Company other than for cause (as defined in the Offer Letter) or if he resigns for good reason (as defined in the Offer Letter), he will be entitled to receive the severance benefits described in the “Payments upon Termination or Change of Control” section of this Proxy Statement. The Company also has entered into a Change of Control/Severance Agreement with Mr. O’Connell, pursuant to which he will be entitled to certain benefits in connection with a termination without cause (as defined in this agreement) or for good reason (as defined in this agreement), as described in the “Payments upon Termination or Change of Control” section of this Proxy Statement.

The Committee determined Mr. O’Connell’s base salary and target bonus amount, together with the grant date value of the annual grant for 2015 made to him in December, after reviewing the compensation of chief executive officers in our 2015 Industry Peer Group. The elements of Mr. O’Connell’s compensation package were positioned to be aligned with the Company’s executive compensation philosophy, with his base salary set below the market median, total target cash compensation set at approximately the market median and annual long-term incentives in the form of stock options set above the market median. Mr. O’Connell’s base salary of $825,000 approximated the 30th percentile of the Industry Peer Group market data and, together with his target annual bonus opportunity of 125% of base salary, his total target cash compensation of $1,856,000 was positioned at the 45th percentile of the Industry Peer Group market data. Mr. O’Connell’s annual stock option grant of $5,000,000, which was made on December 9, 2015, was positioned at the median of the Industry Peer Group market data. These three compensation elements together — base salary, annual incentive and annual stock option grant — resulted in a total target direct compensation that was positioned at the 50th percentile of the Industry Peer Group market data. As described above, the sign-on restricted stock and stock option awards, together with the sign-on cash payment were intended to compensate Mr. O’Connell for a portion of the equity and executive retirement benefits from his prior employer that were forfeited as a result of joining Waters. The Committee determined Mr. O’Connell’s severance entitlements after reviewing the severance entitlements of chief executive officers of our 2015 Industry Peer Group.

Philosophy and Objectives of Waters Executive Compensation Program

The Waters executive compensation program is intended to be both performance-based and market-based such that a significant portion of compensation is allocated to short and long-term variable performance-based compensation. The objectives of the Company’s executive compensation program are aligned with the Compensation Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives that provide long-term stockholder value;

•	To align the interests of senior management with the Company’s stockholders; and

•	To attract and retain senior executive talent.

The Company’s executive compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our objective to emphasize performance-based compensation, base salaries are generally targeted below the market median for similarly situated executives in comparable companies. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual executive.

In order to provide target total cash compensation that approximates the median of the market for achieving target performance goals, annual incentive target awards are positioned to be at or slightly above the market median. In the aggregate, these two annual components, base salary and annual incentive, provide a target total cash compensation opportunity that approximates the median of the market for achieving target performance goals. Annual performance targets represent challenging operational and financial goals. Actual incentives will vary with the performance of the Company and the overachievement of performance goals will provide the opportunity for significantly greater reward on an annual basis. Underachievement of threshold performance goals will result in no payout. Actual total cash compensation may be less than or greater than the median of the market, based on these factors. We believe that the structure of our total annual cash compensation effectively aligns executives’ interests with stockholders’ interests by placing emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment, the Company uses stock options to align executive compensation opportunity with stockholder interests because options provide value to the executive only if the Company’s stock price increases over time. The value of Waters’ stock option grants is targeted to be at or above the competitive market and is intended to represent a significant portion of each executive’s total direct compensation. Additionally, stock options increase the orientation of total direct compensation toward performance-based instruments. Waters’ stock options, which vest over a five-year period and have a ten-year term, also serve as a valuable retention tool. The Compensation Committee reviews competitive market data in determining the value of executive stock option grants. In 2015, as described above, the Compensation Committee also granted restricted stock units to Mr. O’Connell in connection with his commencement of employment with us.

Pay Mix

Consistent with this performance-oriented compensation philosophy, performance-based compensation comprises a substantial portion of the target total direct compensation (base salary, target annual incentive award and the grant date value of the long-term incentive award) for our named executive officers. For 2015, the performance-oriented compensation (annual incentive and long-term equity incentives, excluding sign on awards) represented 88% of the target total direct compensation for Mr. O’Connell and 84% for the other named executive officers as a group (other than Mr. Berthiaume). Although it was the intention of the Compensation Committee to grant a stock option to Mr. Berthiaume, he declined to be considered for a stock option award due to his significant ownership position in the Company.

Data Used to Make Compensation Determinations

Competitive Market Assessment

Competitive market data is an important component used in determining the amount of each element of compensation for our named executive officers. The Compensation Committee utilizes Pearl Meyer & Partners to provide advice and analysis on the structure of our executive compensation program as well as competitive data on base salary, total cash compensation and long-term incentives. Pearl Meyer & Partners prepares this competitive assessment annually for the Compensation Committee. The Compensation Committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, target annual incentive award and the grant date value of the long-term incentive grant. The Compensation Committee also reviews each named executive officer’s compensation package to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of our executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive market, scope of responsibility and an individual’s potential for making future contributions to the Company.

Pearl Meyer & Partners and the Compensation Committee utilize a core Industry Peer Group of 16 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The 2015 Industry Peer Group is comprised of the following companies.

Agilent	Mettler-Toledo
C.R. Bard	Pall
Bio-Rad Laboratories	Perkin Elmer
Bruker	ResMed
Edwards Lifesciences	Roper Industries
FLIR Systems	Sigma-Aldrich
Hologic	Teleflex
Illumina	Varian Medical

Each year, Pearl Meyer & Partners evaluates the peer group for its continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue and market capitalization. In 2015, there were no changes made to the Waters peer group. The target range for both revenue and market capitalization is 50% to 200% of Waters’ revenue and market capitalization. The median revenue for the peer group for the four quarters ending September 2015 was $2,442,000,000 and market capitalization for the peer group as of September 2015 was $7,887,000,000. Waters’ revenue and market capitalization for the same period were $2,040,000,000 and $9,725,000,000 representing the 25th and 54th percentiles, respectively.

Pearl Meyer & Partners and the Compensation Committee also utilized the Aon Hewitt Executive Compensation Survey to review the competitive marketplace for each named executive officer. The Aon Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each named executive officer position. We use the broad survey data in combination with the peer group data in evaluating our named executive officers’ compensation. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions. Data from the survey source and the peer companies are combined to develop a primary market composite which is based on an average of survey data and peer company data.

Elements of Executive Compensation

There are three key elements of our executive compensation program: base salary, annual incentive awards, and long-term incentive awards. Each element of executive compensation addresses specific objectives of the program and together they meet the overall philosophy and objectives of our executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on the achievement of annual financial and operating objectives that drive long-term stockholder value. In addition, the Compensation Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution and other individual factors, the overall structure and compensation elements utilized are consistent for the CEO and all other named executive officers, other than certain sign-on awards specific to the CEO when he commenced employment with us.

Compensation Element	Objective	Target Position to Market	2015 Actual Position to Market for Named Executive Officers (1)

Base Salary	To attract and retain senior executives and other key employees.	Generally targeted at or below the 50th percentile. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2015 was at the 35th percentile of the market. Individual base salaries ranged from below the 25th percentile to the 45th percentile.

Compensation Element	Objective	Target Position to Market	2015 Actual Position to Market for Named Executive Officers (1)
Annual Incentive	To motivate named executive officers to achieve strong financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.	Target payouts at 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash position (base plus annual incentive) that approximates the 50th percentile. Achievement of threshold performance goals is required for any payout.	The overall total target cash market position was at the 45th percentile of the market. (Target Total Cash is defined as the sum of base salary and target annual bonus.)

Long-Term Performance Based Awards	To motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align compensation with the growth in Waters stock price. Long-term performance-based awards are also designed to assist in the retention of senior executives and key employees.

Equity compensation is targeted to be at or above the competitive market and to represent a significant portion of the executive’s total direct compensation.

Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.

Annual long-term incentive awards and Target Total Direct Compensation respectively approximated the 70th and 65th percentiles of the market.

(Target Total Direct Compensation is defined as the sum of Total Target Cash plus the grant date value of the most recent long-term incentive grant.)

(1)	The 2015 Compensation Element Results in the above table reflect the analysis completed by Pearl Meyer & Partners in the fourth quarter of 2015. It has been the consistent practice of the Compensation Committee to grant long-term performance equity-based compensation to the named executive officers at the Compensation Committee meeting held in December of each year. This Pearl Meyer & Partners analysis therefore includes the cash compensation comprised of base salary and annual incentive effective as of January 1, 2015 and the annual long-term performance equity award granted on December 11, 2014 to Messrs. Caputo, Cassis and Beaudouin and Ms. Rae. Given that it includes equity granted in December 2014, equity awards granted to Mr. O’Connell in 2015 have not been included.

Base Salary

The base salaries for the named executive officers are reviewed annually by the Compensation Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility and an individual’s potential for making contributions to future Company performance. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Assessment of 2015 Base Salary

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of an executive officer’s base salary. Base salary increases are approved by the Compensation Committee at the end of the fiscal year with an effective date at the beginning of the next fiscal year, or January 1st of each year. The competitive assessment completed by Pearl Meyer & Partners at the end of 2014 provided the market information used in determining the base salary in effect in 2015 for our named executive officers (other than Mr. O’Connell). The overall competitive market position for the executive officers in this Pearl Meyer & Partners analysis was at the 35th percentile.

Based on (1) an improving economic environment, (2) a Pearl Meyer & Partner market assessment which indicated that base salaries for executives increased on average 5% in 2014 and (3) a base salary competitive position at the 25th percentile, the Compensation Committee approved a 5% base salary increase for all named executive officers for 2015. In addition, the Compensation Committee approved market adjustment increases for Mr. Cassis and Ms. Rae of 7% and 6%, respectively, in order to position their base salaries at a more competitive position relative to the market and in each case closer to the 25th percentile of the market data.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for our named executive officers, senior executives, and other key employees of the Company. The Compensation Committee establishes Company performance targets at the beginning of each fiscal year for our named executive officers. A summary of our 2015 Management Incentive Plan payout structure is described in the table below.

Name	2015 Management Incentive Plan Payout Structure as a Percent of Base Salary
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
Douglas A. Berthiaume (1)	0%	31.25%	125%	375%
Christopher J. O’Connell (2)	0%	31.25%	125%	375%
Arthur G. Caputo	0%	27.50%	110%	330%
Eugene G. Cassis	0%	18.75%	75%	225%
Mark T. Beaudouin	0%	18.75%	75%	225%
Elizabeth B. Rae	0%	12.50%	50%	150%

(1)	Mr. Berthiaume’s annual incentive compensation was not prorated for 2015.

(2)	Mr. O’Connell’s 2015 annual incentive compensation is prorated based on the number of full and partial months of employment during 2015.

In order to receive an incentive payout equal to 100% of the executive’s target annual bonus, the Company must achieve 100% of its performance target. All payouts at threshold performance are equal to 25% of the named executive officer’s target annual bonus, and are payable upon achievement of both a minimum non-GAAP operating income threshold performance target and a minimum non-GAAP E.P.S. goal. Performance below these minimum threshold levels results in no payout. The maximum payout under the plan is 300% of the target annual bonus for each named executive officer. Payouts are interpolated for performance between threshold, target and maximum levels. The Compensation Committee believes that a maximum payout opportunity of 300% of the target payout is consistent with the philosophy to position total target cash at the median of the competitive market and to provide the opportunity for significantly greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which are intended to be challenging but able to be achieved if Company performance is strong.

The Compensation Committee has consistently utilized non-GAAP E.P.S. as the primary performance measure under the Management Incentive Plan for named executive officers. For the past 20 years, the Compensation Committee has established a goal of 15% non-GAAP E.P.S. growth over the prior year. The Company has exceeded the target of 15% non-GAAP E.P.S. growth in 12 of the past 20 years and has exceeded threshold performance 16 of the past 20 years.

Use of the non-GAAP measure promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives and drives long-

term stockholder value. In addition to the non-GAAP E.P.S. growth target, the Compensation Committee also requires that a minimum non-GAAP operating income measure be achieved in order to maintain a balanced focus on operational improvements excluding the effects of any benefits from finance costs, taxes and stock repurchases to non-GAAP E.P.S. The non-GAAP E.P.S. growth targets are based on E.P.S. reported in accordance with GAAP, but adjusted to exclude certain charges and credits, net of tax, including but not limited to purchased intangibles amortization, acquisition, restructuring, litigation, lease termination, acquired in-process research and development costs, asset and equity investment impairments, tax audit settlements and adjustments and other items considered unusual or one-time costs. The Company considers these items non-operational and not directly related to ongoing operations and therefore excludes them from the performance metrics set under our annual Management Incentive Plan. The Compensation Committee reviews and approves the annual adjusted non-GAAP E.P.S. for purposes of measuring E.P.S. growth goal achievement.

For 2015, the Compensation Committee retained non-GAAP operating income and non-GAAP E.P.S. as the primary performance metrics under the Management Incentive Plan and also established a non-GAAP operating income goal, the attainment of which would determine the maximum amount of bonus payable to our named executive officers under our Management Incentive Plan, as described below. Such amounts are subject to the Management Incentive Plan’s individual payout limit as described above. The additional non-GAAP operating income goal was established to enhance our ability to deduct amounts paid under the Management Incentive Plan as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The maximum payout opportunity for Mr. Berthiaume is set at 1% of non-GAAP operating income, and the maximum payout opportunity is set at .5% of non-GAAP operating income for Messrs. Caputo, Cassis, Beaudouin and Ms. Rae, but, in each case, not more than the maximum payment amount included in the Management Incentive Plan. Mr. O’Connell’s bonus was not subject to this additional performance goal due to the fact that he commenced employment with us in the third quarter of 2015.

The performance measures required for payout under the 2015 Management Incentive Plan are outlined in the table below.

2015 Performance Measures	2015 Management Incentive Plan Performance Targets
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
2015 Non-GAAP E.P.S. growth over 2014	<5%	5%	15%	27.5%
2015 Non-GAAP Operating Income growth over 2014	<3%	3%
Both threshold performance measures must be met in order for a payout under the Plan. Once threshold non-GAAP operating income performance and non-GAAP E.P.S. performance has been achieved, increasing levels of payout are based on non-GAAP E.P.S growth only.

In fiscal year 2015, non-GAAP operating income was $592,823,000 which generated a maximum aggregate payout opportunity of $17,784,690 under the Management Incentive Plan. Non-GAAP operating income for 2015 represents a 5.5% increase over 2014. Non-GAAP E.P.S. for 2015 was $5.89, which represents 7% growth over 2014 non-GAAP E.P.S. of $5.48. Not taking into account the negative impact of foreign currency translation, non-GAAP E.P.S. growth over 2014 would have been 18%. Non-GAAP E.P.S. and non-GAAP operating income for 2015 and 2014 excluded, net of tax, as applicable, purchased intangibles amortization, infrequent income tax items, litigation provisions, restructuring costs and acquired in-process research and development costs from its non-GAAP adjusted amounts since the Company believes that these items are not directly related to ongoing operations. Utilizing its ability to apply negative discretion to the maximum payout opportunity, the Compensation Committee considered the significant impact of foreign currency translation on the 2015 non-GAAP operating income and non-GAAP E.P.S. results and determined that it was appropriate to adjust for approximately 50% of the 2015 negative impact of foreign currency translation on the non-GAAP E.P.S. growth result. This performance resulted in payouts under the Management Incentive Plan to our named executive officers equal to 84% of their respective incentive payouts at target. Without this adjustment the payouts under the Management Incentive Plan would have been equal to 44% of target.

The Company periodically reviews the Management Incentive Plan with Pearl Meyer & Partners. The objectives of this review are to consider the alignment of the Management Incentive Plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance measures utilized under the plan to ensure these measures provide the best ongoing assessment of strategy execution and the creation of stockholder value.

Long-Term Performance-Based Awards

The Compensation Committee considers long-term performance-based awards in the form of equity-based compensation at the Compensation Committee’s annual December meeting. Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the number of shares to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each named executive officer’s individual performance, and the prior number of shares granted both individually to each named executive officer and in aggregate to all named executive officers.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of our named executive officers and other senior executives with those of Waters’ stockholders. We believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

Competitive market data for long-term performance-based awards is prepared for the Compensation Committee by Pearl Meyer & Partners. As noted above, the Compensation Committee uses this data as one of the factors in determining the size of the equity grant for each named executive officer. Consistent with the Compensation Committee’s philosophy of emphasizing performance-based pay, the Compensation Committee targets long-term incentives above the median of the competitive market data for each named executive officer. The Compensation Committee targets long-term incentives above the market median because, in combination with a base salary target below the market median and an annual incentive target at or slightly above the market median, it achieves the Compensation Committee’s objective of emphasizing performance-based compensation. In addition, unlike most of the Company’s peer group that grants a mix of long-term incentive instruments including time-based restricted stock, the Compensation Committee has historically granted 100% stock options. The only exceptions to the use of 100% stock options in the annual equity grant was a one-time retention RSU grant made in December 2013 in conjunction with the announced CEO transition and a sign-on RSU grant to Mr. O’Connell. Pearl Meyer & Partners prepares long-term incentive guidelines for the Compensation Committee that derive a range at the 50th and 75th percentiles of the competitive market data for long-term incentives of the Industry Peer Group. The value of the annual grant comprised of non-qualified stock options granted to Messrs. O’Connell, Cassis, Beaudouin and Ms. Rae on December 9, 2015 were all within the long-term incentive guidelines as prepared by Pearl Meyer & Partners. As mentioned previously, a stock option award was not made to Mr. Caputo due to discussions regarding a potential retirement by Mr. Caputo. Mr. Caputo subsequently decided that he would retire in January 2017. The non-qualified stock options were granted under the 2012 Equity Incentive Plan and will vest 20% per year for five years. The non-qualified stock options have an exercise price equal to the closing price of Waters’ common stock on the grant date and have a ten-year term.

In addition, as described above, Mr. O’Connell received a grant of stock options and restricted stock units in connection with his commencement of employment with the Company. These awards were intended to compensate Mr. O’Connell for a portion of the loss of equity and supplemental executive retirement benefits from his prior employer as a result of joining Waters. The restricted stock units granted to him were intended to encourage his continued service with us through the use of a three-year vesting schedule. The stock options granted to him were intended to both encourage his retention as well as to align his compensation with the performance of our stock and his interests with those of our stockholders. These stock options vest 20% per year for five years, generally subject to his continued employment with Waters.

A review of share usage, dilution and stock based compensation expense was also prepared by Pearl Meyer & Partners with data as of the fiscal year ended December 31, 2014. In this analysis the Company’s annual share usage, as a percent of common shares outstanding, approximates the median of the Industry Peer Group on both a one and three year basis. The Company’s dilution was 4.6% which falls between the median and 75th percentile of the Industry Peer Group. The Company’s fair market value of annual stock-based compensation for the fiscal year ended December 31, 2014 also approximated the 50th percentile and as a percent of market capitalization was below the 25th percentile. The Compensation Committee reviews these metrics annually and in December 2015 determined that the overall grant practices with respect to share usage and stock compensation expense were appropriate relative to the Industry Peer Group.

The Compensation Committee also believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers irrespective of the potential gains they may realize from prior long-term performance based awards. The Compensation Committee believes that the stock option grants made to the named executive officers in December 2015 were aligned with the Company’s philosophy of emphasizing long-term performance-based awards and were consistent with the scope and level of contribution for each of our named executive officers.

Perquisites and Benefits

The Company does not offer any perquisites for the exclusive benefit of executive officers. Mr. O’Connell was, however, entitled to relocation benefits in connection with his move to Massachusetts.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), the Employee Stock Purchase Plan and health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by Internal Revenue Service benefit and compensation maximums. These plans are described more fully in the narrative that accompanies the Pension Benefits table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

Severance and Change of Control Arrangements

The Company provides severance protection to each of Messrs. O’Connell, Berthiaume, Caputo, Cassis and Beaudouin and Ms. Rae pursuant to a Change of Control/Severance Agreement in the event that he or she is terminated or resigns for good reason prior to or following a change of control. Our severance and change in control protections are designed to ensure continuity of executive management in the event of a change of control of the Company, and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and stockholders. For a description of the severance and change in control protections in our named executive officers’ Change of Control/Severance Agreements, please see the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company also provides Mr. O’Connell certain severance protections pursuant to his Offer Letter in the event his employment is terminated by the Company other than for cause (as defined in the Offer Letter) or if he resigns for good reason (as defined in the Offer Letter) outside of the change of control context, as described below in the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

Equity Ownership Guidelines

The importance of ownership in Waters stock by its named executive officers is emphasized through ownership guidelines that require the CEO to acquire and retain common stock equal to five times his base salary over a three-year period. Other named executive officers are required to acquire and retain common stock equal to two times their base salary over a five-year period. If a named executive officer does not achieve these ownership guidelines within the applicable three or five-year period, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the named executive officer’s net after-tax profit from such exercise be retained in shares of Waters common stock until the stock ownership guideline is achieved. A named executive officer who subsequently falls out of compliance will have 12 months to regain compliance before the disposition guideline on stock option exercises is applied. Vested “in-the-

money” stock options and restricted stock count toward determining compliance for the purpose of accumulating shares to comply with the stock ownership guidelines. The ownership guidelines have been met by Messrs. Berthiaume, Cassis, Caputo, Beaudouin and Ms. Rae. Mr. O’Connell is in the process of meeting the requirements set forth in the ownership guidelines.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former named executive officers under the Company’s management incentive plans. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board or an authorized committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of management incentive plan awards impacted by the event. The Company will review and as necessary amend or replace the Recoupment Policy to be in full compliance with the Dodd-Frank Act when rules are adopted with respect to the Dodd-Frank Act’s recoupment parameters.

Tax and Accounting Implications

Waters considers the tax and accounting aspects of the elements of compensation utilized by the Company in determining the most effective method to use to deliver executive compensation. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code and the regulations thereunder (collectively, “Section 162(m)”). Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and next three highest paid officers (exclusive of the chief financial officer) in excess of $1 million unless the compensation qualifies as performance-based. The Compensation Committee intends for payments under the Management Incentive Plan and stock option grants under the 2003 Equity Incentive Plan and 2012 Equity Incentive Plan to qualify as performance-based compensation under Section 162(m). It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives; however, the Compensation Committee retains complete discretion to make (and has made) payments to named executive officers that would not qualify as performance-based compensation to the extent necessary and appropriate to support the Company’s strategies and long-term success.

Executive Compensation Tables

The table below summarizes the total compensation of our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Christopher J. O’Connell President and Chief Executive Officer	2015	$234,808	$1,700,000	$2,499,911	$7,499,233	$268,497	$0	$29,218	$12,232,667
Douglas A. Berthiaume(a) Chairman, Former President and Chief Executive Officer	2015	$743,982	—	$0	$0	$878,843	$81,979	$78,231	$1,783,035
	2014	$797,258	—	$0	$0	$527,946	$130,693	$49,006	$1,504,903
	2013	$774,037	—	$0	$0	$0	$77,325	$47,612	$898,974
Arthur G. Caputo Former Executive Vice President and President, Waters Division	2015	$533,451	—	$0	$0	$492,834	$51,625	$49,077	$1,126,987
	2014	$508,049	—	$0	$3,155,900	$296,060	$85,923	$16,770	$4,062,702
	2013	$493,251	—	$1,805,002	$1,520,200	$0	$13,442	$16,470	$3,848,365
Eugene G. Cassis Senior Vice President and Chief Financial Officer	2015	$393,750	—	$0	$1,449,507	$248,025	$5,659	$32,925	$2,129,866
	2014	$340,141	—	$0	$1,328,800	$139,063	$47,885	$20,687	$1,876,576

Mark T. Beaudouin Senior Vice President, General Counsel and Secretary	2015	$420,692	—	$0	$1,383,620	$264,996	$3,936	$35,887	$2,109,131
	2014	$400,659	—	$0	$1,328,800	$159,190	$20,508	$16,662	$1,925,819
	2013	$388,989	—	$989,957	$691,000	$0	$0	$16,395	$2,086,341
Elizabeth B. Rae Senior Vice President Human Resources	2015	$273,000	—	$0	$1,176,079	$114,643	$0	$20,370	$1,584,092
	2014	$245,113	—	$0	$1,129,480	$64,926	$24,646	$15,264	$1,479,429
	2013	$237,974	—	$715,951	$552,800	$0	$0	$14,850	$1,521,575

(a)	Mr. Berthiaume received no additional compensation for his services as a director in 2015.

(b)	Reflects the base salary earned during 2015, 2014 and 2013, respectively. Effective October 1, 2015, Mr. Berthiaume’s annual salary of $837,121 was reduced to $500,000 to reflect his non-executive employee status. Mr. O’Connell’s salary reflects the portion of his annual salary earned since his hire date on September 8, 2015.

(c)	Reflects the sign-on bonus paid to Mr. O’Connell in connection with his commencement of employment with us.

(d)	Reflects the aggregate grant date fair value of restricted stock units granted to Messrs. Caputo and Beaudouin and Ms. Rae on December 6, 2013 and the sign-on award granted to Mr. O’Connell on September 8, 2015, computed in accordance with FASB ASC Topic 718 and determined by multiplying the number of shares subject to the award by the closing price of Waters common stock on the date the award was granted.

(e)	Reflects the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the footnotes to the Waters Annual Reports on Form 10-K for the fiscal years ended December 31, 2015, 2014, and 2013, which are incorporated herein by reference. The closing prices of the Common Stock on the grant dates December 9, 2015, December 11, 2014, and December 6, 2013 were $128.93, $113.36, and $98.21, respectively. In the case of Mr. O’Connell, the option awarded includes his sign-on award granted on September 8, 2015 at a closing price of the Company’s common stock of $123.55.

(f)	Reflects the annual incentive compensation earned in 2015, 2014, and 2013, respectively under the Company’s Management Incentive Plan. No incentive award was earned in 2013.

(g)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2015, 2014, and 2013. There were no above market or preferential earnings on any nonqualified deferred compensation plan balances. Mr. O’Connell is not eligible to participate in either the frozen Waters Retirement Plan or the frozen Waters Retirement Restoration Plan.

(h)	Reflects the matching contribution for the benefit of each named executive officer under the non-qualified Waters 401(k) Restoration Plan, a nonqualified retirement plan, our 401(k) Plan, a qualified retirement plan, and the dollar value of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2015, 2014, and 2013. A summary of these amounts is provided in the chart below:

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Company Paid Group Term Life Insurance Premiums
	2015	2014	2013	2015	2014	2013
Christopher J. O’Connell	$0	—	—	$1,170	—	—
Douglas A. Berthiaume	$77,470	$47,836	$46,442	$761	$1,170	$1,170
Arthur G. Caputo	$47,907	$15,600	$15,300	$1,170	$1,170	$1,170
Eugene G. Cassis	$31,969	$20,181	—	$956	$506	—
Mark T. Beaudouin	$34,793	$15,600	$15,300	$1,094	$1,062	$1,095
Elizabeth B. Rae	$19,796	$14,707	$14,275	$574	$557	$575

With regard to Mr. O’Connell, the amount also includes reimbursement of legal fees incurred in connection with the negotiation of his Offer Letter.

(i)	Reflects the total of compensation elements reported in columns (a) through (h) for 2015, 2014, and 2013.

The table below sets forth the range of potential payouts under the Management Incentive Plan and the grants of stock option awards and restricted stock units made to the named executive officers in the last fiscal year.

Grants of Plan-Based Awards Fiscal Year 2015
Name	Grant Date	Date Committee Took Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
			(b)	(b)	(b)	(c)			(f)	(g)
Christopher J. O’Connell	9/8/2015	9/1/2015				20,234	77,826	(d)	$123.55	$4,999,682
	12/9/2015						135,597	(e)	$128.93	$4,999,461
			$79,922	$319,688	$959,063
Douglas A. Berthiaume			$261,600	$1,046,401	$3,139,203
Arthur G. Caputo(a)			$146,699	$586,797	$1,760,390
Eugene G. Cassis	12/9/2015						39,314	(e)	$128.93	$1,449,507
			$73,828	$295,313	$885,938
Mark T. Beaudouin	12/9/2015						37,527	(e)	$128.93	$1,383,620
			$78,880	$315,519	$946,557
Elizabeth B. Rae	12/9/2015						31,898	(e)	$128.93	$1,176,079
			$34,125	$136,500	$409,500

(a)	Mr. Caputo did not receive a stock option award in 2015.

(b)

Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2015. Performance below the threshold would result in no payout under the

Management Incentive Plan. Mr. O’Connell’s range of payout is prorated to reflect the number of full and partial months of his employment during 2015.

(c)

Reflects the number of restricted stock granted by the Compensation Committee as a sign-on award to Mr. O’Connell on September 8, 2015. These restricted stock units will vest 33 1/3% per year for three years.

(d)	Reflects the number of non-qualified stock options granted by the Compensation Committee as a sign-on award to Mr. O’Connell on September 8, 2015. These stock options will vest 20% per year for five years.

(e)	Reflects the number of non-qualified stock options granted by the Compensation Committee on December 9, 2015. These options will vest 20% per year for five years.

(f)	Reflects the closing prices of $123.55 and $128.93 on the grant dates of September 8, 2015 and December 9, 2015, respectively.

(g)	Reflects the aggregate grant date fair value of restricted stock units plus non-qualified stock options, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the footnotes to the Waters Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated herein by reference.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The only named executive officer who is party to an offer letter or employment agreement with us is Mr. O’Connell. Pursuant to his offer letter, which was entered into in connection with his commencement of employment with us, he is entitled to an initial base salary of $825,000 and a target annual incentive bonus equal to 125% of his base salary. As described under “Newly Appointed CEO Compensation Arrangement” in the Compensation Discussion & Analysis above, Mr. O’Connell was entitled to receive certain sign-on equity and cash awards at the time he commenced employment with us. He was also entitled to an annual grant of stock options for 2015, to be granted at the time that stock option awards were granted to our other executive officers. Mr. O’Connell is entitled to participate in our employee benefit plans and is entitled to relocation assistance in connection with his relocating to a reasonable commuting distance of the Company’s headquarters, which he is required to do within one year of the date he commenced employment with us. He was also entitled to reimbursement of up to $35,000 of legal fees incurred in connection with negotiating his employment arrangements with us. The severance payments and benefits Mr. O’Connell and each of our other named executive officers are entitled to are described under “Payments Upon Termination or Change of Control” section of this Proxy Statement.

Each of our named executive officers is eligible to participate in the Company’s Management Incentive Plan, as described above in the Compensation Discussion and Analysis. The target annual bonus for each named executive officer is expressed as a percentage of his or her base salary. Actual amounts paid under the Management Incentive Plan, if any, will be determined based on the achievement of pre-established performance goals, as described under “Annual Incentive” in the Compensation Discussion & Analysis above.

Each of our named executive officers was granted non-qualified stock options during 2015 and Mr. O’Connell was also granted restricted stock units. The non-qualified stock option awards listed in the Grants of Plan-Based Awards Table were granted pursuant to the 2012 Equity Incentive Plan, vest 20% per year for five years and have an exercise price of $128.93, which is equal to the closing market price of the Company’s common stock on the date of grant. Mr. O’Connell was also granted a non-qualified stock option award on September 8, 2015 in connection with his commencement of employment with us, which vests 20% per year for five years and has an exercise price of $123.55, which is equal to the closing market price of the Company’s common stock on the date of grant. The stock option grants to the named executive officers and have a ten-year term. There have been no re-pricings or modifications of stock option awards for the named executive officers. Mr. O’Connell also received a grant of restricted stock unit awards under the 2012 Equity Incentive Plan on September 8, 2015 in connection with his commencement of employment with the Company. These restricted stock units vest 33 1/3% per year for three years.

The table sets forth the outstanding equity awards classified as exercisable and unexercisable and the unvested stock awards for each of our named executive officers as of December 31, 2015

Outstanding Equity Awards at Fiscal Year-End 2015
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	(b)	(b)		(b)	(c)	(c)
Christopher J. O’Connell	0	77,826	$123.55	9/8/2025	20,234	$2,723,092
	0	135,597	$128.93	12/9/2025
Douglas A. Berthiaume(a)	—	—	—	—	—	—
Arthur G. Caputo	19,000	76,000	$113.36	12/11/2024
	22,000	33,000	$98.21	12/6/2023	11,028	$1,484,148
	66,000	44,000	$87.06	12/11/2022
	88,000	22,000	$79.15	12/7/2021
	110,000	0	$79.05	12/9/2020
	100,000	0	$59.44	12/9/2019
Eugene G. Cassis	0	39,314	$128.93	12/9/2025
	8,000	32,000	$113.36	12/11/2024
	10,000	15,000	$98.21	12/6/2023	4,124	$555,008
	9,000	6,000	$87.06	12/11/2022
	12,000	3,000	$79.15	12/7/2021
	15,000	0	$79.05	12/9/2020
	12,000	0	$59.44	12/9/2019
	10,000	0	$41.20	12/10/2018
	10,000	0	$77.94	12/11/2017
	8,000	0	$49.31	12/13/2016
Mark T. Beaudouin	0	37,527	$128.93	12/9/2025
	8,000	32,000	$113.36	12/11/2024
	5,000	15,000	$98.21	12/6/2023	6,048	$813,940
	15,000	20,000	$87.06	12/11/2022
	10,000	10,000	$79.15	12/7/2021
	10,000	0	$79.05	12/9/2020
Elizabeth B. Rae	0	31,898	$128.93	12/9/2025
	6,800	27,200	$113.36	12/11/2024
	8,000	12,000	$98.21	12/6/2023	4,374	$588,653
	24,000	16,000	$87.06	12/11/2022
	18,000	8,000	$79.15	12/7/2021
	8,000	0	$79.05	12/9/2020

(a)	As of December 31, 2015, Mr. Berthiaume did not hold any outstanding equity awards.

(b)	The expiration date for all non-qualified stock option grants is ten years from the date of grant. All non-qualified stock options vest 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment.

(c)	Restricted stock units granted on December 6, 2013 to Messrs. Caputo, Beaudouin and Cassis and Ms. Rae vest 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment. Restricted stock units granted on September 8, 2015 to Mr. O’Connell vest as to one third on each of the first, second and third anniversaries of the date of grant, generally subject to continued employment. Amounts included in the column have been determined by multiplying the number of outstanding restricted stock units by $134.58, the closing price of Waters common stock on December 31, 2015.

The table below sets forth certain information regarding stock option awards exercised by our named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2015
	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(a)		(b)
Christopher J. O’Connell	—	—	—	—
Douglas A. Berthiaume	—	—	—	—
Arthur G. Caputo	285,000	$21,837,125	3,676	$480,858
Eugene G. Cassis	6,000	$487,048	1,375	$179,864
Mark T. Beaudouin	48,000	$2,266,155	2,016	$263,713
Elizabeth B. Rae	46,000	$2,209,524	1,458	$190,721

(a)	Equals the Company’s stock price on the exercise date, minus the exercise price of the non-qualified stock option, multiplied by the number of shares acquired on exercise.

(b)	Equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

The table below sets forth certain information regarding the present value of the accumulated benefits of our named executive officers under our pension arrangements as of December 31, 2015. No amounts were paid to our named executive officers under our pension arrangements during our 2015 fiscal year. These plans have been frozen to new participants since 2007.

Pension Benefits Fiscal Year 2015
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
	(b)	(c)	(d)
Christopher J. O’Connell(a)	Waters Corporation Retirement Plan	—	—	—
	Waters Corporation Retirement Restoration Plan	—	—	—
Douglas A. Berthiaume	Waters Corporation Retirement Plan	35.12	$435,708	—
	Waters Corporation Retirement Restoration Plan	35.12	$2,167,836	—
Arthur G. Caputo	Waters Corporation Retirement Plan	38.19	$464,322	—
	Waters Corporation Retirement Restoration Plan	38.19	$881,640	—
Eugene G. Cassis	Waters Corporation Retirement Plan	35.37	$371,687	—
	Waters Corporation Retirement Restoration Plan	35.37	$6,079	—
Mark T. Beaudouin	Waters Corporation Retirement Plan	12.75	$78,927	—
	Waters Corporation Retirement Restoration Plan	12.75	$134,902	—
Elizabeth B. Rae	Waters Corporation Retirement Plan	19.96	$153,292	—
	Waters Corporation Retirement Restoration Plan	19.96	$23,892	—

(a)	Mr. O’Connell is not eligible to participate in The Waters Retirement Plan and Retirement Restoration Plan because such plans were frozen in 2007.

(b)	The Waters Retirement Plan and Retirement Restoration Plan were frozen in 2007.

The present value of the accumulated benefit is calculated in accordance with FASB Accounting Standards Codification Topic 715 Compensation — Retirement Benefits. The Company’s policy and assumptions made in connection with the valuation of this accumulated benefit are disclosed in the footnotes to the Waters 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated herein by reference.

The Waters Retirement Plan (“Retirement Plan”) is a U.S. defined benefit cash balance plan for eligible U.S. employees. The Waters Retirement Restoration Plan (“Retirement Restoration Plan”) is a U.S. unfunded, non-qualified plan which provides supplemental retirement benefits out of the general assets of the Company that are otherwise limited due to regulations promulgated by the Internal Revenue Service limiting the amount of compensation that may be taken into account in computing the benefit payable under the Retirement Plan. Each participant’s benefits under the Retirement Plan and Retirement Restoration Plan are determined based on annual pay credits and interest credits which are made to each participant’s notional accounts. Effective December 31, 2007, future pay credits to the Retirement Plan and Retirement Restoration Plan on behalf of senior executives were discontinued and no further pay credits will be made on or after January 1, 2008. Interest credits will continue to be made to participant’s notional accounts. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate.

A participant becomes vested in his or her notional accounts under the Retirement Plan and Retirement Restoration Plan upon completion of five years of service, at which time the participant becomes 100% vested. The normal retirement age under the plans is age 65. Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan (a former parent company of Waters) are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume, Caputo, and Cassis are former Millipore Retirement Plan participants and are eligible for retirement.

The valuation method and material assumptions used in calculating the benefits reported in column (d) are disclosed in the Waters 2015 Annual Report for the fiscal year ended December 31, 2015, and are incorporated herein by reference.

The table below summarizes the nonqualified deferred compensation in the last fiscal year for our named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	(a)	(b)	(c)	(d)	(e)
Christopher J. O’Connell	$0	$0	$0	$0	$0
Douglas A. Berthiaume	$77,470	$61,570	$414,007	$0	$9,759,571
Arthur G. Caputo	$32,007	$32,007	$19,308	$0	$1,255,573
Eugene G. Cassis	$227,031	$16,069	$52,845	$0	$2,217,677
Mark T. Beaudouin	$42,069	$18,893	$12,674	$0	$1,287,695
Elizabeth B. Rae	$3,896	$0	$310	$0	$318,838

(a)	Amounts in this column are also reported as salary (column (b)) or non-equity incentive compensation (column (f)) in the Summary Compensation Table.

(b)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under All Other Compensation (column (h)) in the Summary Compensation Table.

(c)	Amounts reported in this column reflect participant directed earnings in investment vehicles consistent with the qualified 401(k) Plan with the exception of Waters Common Stock, the self-directed Brokeragelink Option and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(e)	The aggregate fiscal year-end balance reported for the 401(k) Restoration Plan includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2006 through 2014 for Messrs. Berthiaume, Caputo, Cassis and Beaudouin and Ms. Rae: $1,663,828, $241,286, $365,404, $678,602 and $216,871, respectively.

All nonqualified deferred compensation contributions made by the named executive officer, or by the Company on behalf of the named executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly compensated employees to defer salary, commissions and Management Incentive Plan payments to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($18,000 in 2015, or $24,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limit on compensation for such plan ($265,000 in 2015) did not apply. Upon termination or retirement from the Company, account balances are distributed according to the payment option and form of payment elected by the participant at time of deferral. Payments of account balances may be in the year of termination or the year of termination plus one full year and the form of payment and may be made in either a lump sum or installments.

Payments Upon Termination or Change of Control

Under his Offer Letter, if Mr. O’Connell’s employment is terminated by the Company other than for cause (as defined in the Offer Letter) or if he resigns for good reason (as defined in the Offer Letter), Mr. O’Connell will be entitled to, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Offer Letter, continued salary and target annual bonus for a period of twenty-four (24) months. In addition, Mr. O’Connell will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Mr. O’Connell and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24) -month period following the date of termination. If Mr. O’Connell is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Mr. O’Connell will be subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment.

Messrs. Berthiaume, Caputo, Cassis, and Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements, as amended, if any such executive’s employment is terminated without cause (as defined in the agreement) during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment for good reason (as defined in the agreement) during the 18 month period following a change of control of the Company, such executive would be entitled to receive the following amounts in a lump sum payment:

•	Two times annual base salary;

•	Two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•

Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

In addition, the Company entered into a Change of Control/Severance Agreement with Mr. O’Connell dated September 8, 2015. Under the terms of his agreement, if Mr. O’Connell’s employment is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), he would be entitled to receive the following amounts in a lump sum payment:

•	Three times annual base salary;

•	Three times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•

Thirty-six months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

The foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Mr. O’Connell’s Offer Letter, as described above.

For purposes of these agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets.

The agreements with Messrs. Berthiaume, Caputo, Cassis, and Beaudouin and Ms. Rae further provide that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (a “280G Excise Tax”) to ensure that after the payments for change of control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment. While these existing agreements contain a 280G Excise Tax gross-up provision, no agreements executed after February 27, 2008 contain such a provision. The agreement with Mr. O’Connell provides that, in the event that he is subject to a 280G Excise Tax, he will be entitled to the greater of the following amounts, determined on an after-tax basis: (1) all payments that are or would be covered by Section 280G (the “Transaction Payments”), or (2) a portion of such Transaction Payments so as to provide Mr. O’Connell with the largest payment possible without the imposition of a 280G Excise Tax.

In addition, for Messrs. Berthiaume, Caputo, Cassis, and Beaudouin and Ms. Rae, in the event of a change of control, all of their outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable. For Mr. O’Connell, in the event of a termination of employment without cause or resignation for good reason, in each case, within 9 months prior or 18 months following a change of control, all of his outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable. In addition, if Mr. O’Connell’s employment is terminated as a result of his death or disability or is terminated by us without cause or by him for good reason, his sign-on options and restricted stock units granted in 2015 will vest in full.

If the employment of our named executive officers had been terminated without cause or any officer resigned for good reason on December 31, 2015 and within 18 months of a change of control, they would have received the following cash severance and benefits based on the price per share as of December 31, 2015. Mr. Berthiaume’s employment terminated on December 31, 2015. He did not receive any severance payments or benefits in connection with his retirement on this date.

Potential Payments Upon Termination Following a Change of Control
Name	Cash Severance		Other Benefits				Total Value of Change- in-Control Related Benefits
	Base Salary	Incentive Plan	Benefits Continuation	In-the- Money Value of Accelerated Stock Options	Value of Accelerated Restricted Stock Units	Excise Tax Gross-Up
Christopher J. O’Connell	$2,475,000	$959,063	$61,260	$1,624,544	$2,723,092	n/a	$7,842,959
Douglas A. Berthiaume	$1,000,000	$2,092,802	$40,046	—	—	—	$3,132,848
Arthur G. Caputo	$1,066,902	$1,173,593	$28,985	$6,123,270	$1,484,148	—	$9,876,898
Eugene G. Cassis	$787,500	$590,625	$28,459	$1,898,124	$555,008	$915,375	$4,775,091
Mark T. Beaudouin	$841,384	$631,038	$40,679	$2,941,318	$813,940	—	$5,268,359
Elizabeth B. Rae	$546,000	$273,000	$39,373	$2,397,608	$588,653	—	$3,844,634

The cash severance was calculated assuming the base salary and annual incentive plan target under the Management Incentive Plan for 2015, in effect on December 31, 2015. The benefit continuation payment is based on premium costs as of December 31, 2015. Mr. Berthiaume’s base salary reflects his part-time salary in effect on December 31, 2015. Amounts in respect of stock options were determined by multiplying the number of stock options that would have vested upon such employment termination or change in control, as applicable, by the difference between $134.58, the closing price of Waters common stock on December 31, 2015, and the applicable exercise prices of such stock options. Amounts in respect of restricted stock units were determined by multiplying the number of restricted stock units that would have vested upon such employment termination or change in control, as applicable, by $134.58, the closing price of Waters common stock on December 31, 2015.

Director Compensation

The table below summarizes the director compensation for the Company’s non-employee directors in the last fiscal year. Neither Mr. O’Connell nor Mr. Berthiaume received any compensation for their service as a director during 2015. The compensation they received in respect of their employment is included in the Summary Compensation Table above.

Director Compensation Fiscal Year 2015
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(a)	(b)	(c)
Joshua Bekenstein	$71,500	$136,656	$107,760	$315,916
Michael J. Berendt, Ph.D.	$98,000	$136,656	$107,760	$342,416
Edward Conard	$79,000	$136,656	$107,760	$323,416
Laurie H. Glimcher, M.D.	$65,500	$136,656	$107,760	$309,916
Christopher A. Kuebler	$91,000	$136,656	$107,760	$335,416
William J. Miller	$104,000	$136,656	$107,760	$348,416
JoAnn A. Reed	$77,500	$136,656	$107,760	$321,916
Thomas P. Salice	$144,000	$136,656	$107,760	$388,416

(a)	Reflects Board and committee retainers and meeting fees earned in 2015. For Messrs. Berendt, Kuebler, Miller and Salice, these amounts include the meeting fees paid in conjunction with their participation on the Succession Planning Committee.

(b)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed were each granted 1,200 shares of restricted stock on January 2, 2015, with a grant date fair value of $113.88 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of January 4, 2016. These shares were outstanding as of December 31, 2015.

(c)	Our non-employee directors were each granted 4,000 non-qualified stock options on January 2, 2015, with an exercise price of $113.88 (which was the closing price of the Company’s common stock on the date of grant), and a vesting date of January 4, 2016. The amount set forth in this column reflects the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the footnotes to the Waters Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated herein by reference. The outstanding stock options held by Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed on December 31, 2015, were 35,000, 35,000, 35,000, 35,000, 31,000, 35,000, 16,800 and 39,000 options, respectively.

For 2015, each non-employee director was paid a retainer of $55,000 for the year, paid in quarterly installments, and a $1,500 fee for each Board and committee meeting attended. The additional annual retainer for the lead director for 2015 was increased to $20,000 (from $15,000 in 2014) resulting in a total annual retainer for the lead director of $75,000. This increase in retainer was based on the competitive assessment completed by Pearl Meyer & Partners for 2015 and was intended to align director compensation practices with that of the Industry Peer Group. In addition, for the same reasons, the annual retainers for 2015 for the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee were increased to $10,000 (from $7,500 in 2014), resulting in a total annual retainer for the chairs of each such committee to $65,000. There were no changes to the annual Board retainer, the Audit Committee Chair retainer or meeting fees for 2015. Consistent with past practice, equity compensation was granted to directors on the first business day of the fiscal year and each director received 4,000 non-qualified stock options and 1,200 shares of restricted stock on January 2, 2015. The exercise price of the stock option grant was equal to the closing price on the grant date.

All directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes Pearl Meyer & Partners to provide advice on the structure of director compensation. Pearl Meyer & Partners and the Compensation Committee utilize sources of data consistent with the executive compensation assessment which include the Industry Peer Group of 16 publicly traded companies described above in the Compensation Discussion and Analysis. Based on the competitive assessment conducted by Pearl Meyer & Partners, cash compensation for directors in 2016 will remain consistent with 2015; however the equity compensation grant to directors will be reduced to a total value of $220,000. Beginning with the director equity grants on the first business day in January 2016, the Company will grant a total of $220,000 in equity value to directors, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options will be determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants to directors have a one-year vesting provision. In addition, the restricted stock and non-qualified stock option grant agreements provide for acceleration of any unvested amounts upon the death of a director. Consistent with the annual total retainer for the lead director, the annual total retainer for the non-executive chair was established at $75,000.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee members of the Board with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Company common stock units. If a director elects to defer his or her fees in Company common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2015, Messrs. Bekenstein, Conard and Kuebler elected to defer fees into Company common stock units and Ms.  Glimcher elected to defer her fees into cash.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chair	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 17, 2016 by each person or entity known to the Company who owns beneficially five percent or more of the common stock, by each named executive officer and Director nominee and all executive officers and Director Nominees as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)
5% Stockholders
Massachusetts Financial Services Company (2)	9,682,780	11.96%
The Vanguard Group, Inc. (3)	6,791,956	8.39%
BlackRock, Inc. (4)	5,045,169	6.23%
Executive Officers and Directors
Mark T. Beaudouin (5)(6)	59,719	*
Douglas A. Berthiaume (7)	3,132,672	3.87%
Arthur G. Caputo (5)	491,947	*
Eugene G. Cassis (5)(8)	125,853	*
Christopher J. O’Connell	27,999	*
Elizabeth Rae (5)(9)	78,044	*
Joshua Bekenstein (5)(10)	92,661	*
Dr. Michael J. Berendt (5)	56,661	*
Edward Conard (5)(10)	88,661	*
Dr. Laurie H. Glimcher (5)	24,961	*
Christopher A. Kuebler (5)(10)	50,661	*
William J. Miller (5)(10)	54,661	*
JoAnn A. Reed (5)	49,658	*
Thomas P. Salice (5)(10)(11)	129,759	*
All Directors and Executive Officers as a group (14 persons)	4,463,917	5.45%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)	Figures are based upon 80,985,209 of common stock outstanding as of March 17, 2016. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of March 17, 2016.

(2)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company (“MFS”) based on information set forth in Schedule 13G/A filed with the SEC on February 12, 2016. The Schedule 13G/A indicates that MFS was the beneficial owner with sole dispositive power as to 9,682,780 shares, with sole voting power as to 7,793,693 shares and shared voting power as to none of the shares. The address of MFS is 111 Huntington Ave, Boston, MA 02199.

(3)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 11, 2016. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 6,629,915 shares, shared dispositive power as to the 162,041 shares, sole voting power as to 151,309 shares and shared voting power as to 7,800 of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 5,045,169 shares and sole voting power as to 4,317,745 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 17, 2016 as follows: Mr. Beaudouin 48,000, Mr. Caputo 405,000, Mr. Cassis 86,000, Ms. Rae 64,800, Mr. Bekenstein 34,200, Dr. Berendt 34,200, Mr. Conard 34,200, Dr. Glimcher 16,000, Mr. Kuebler 34,200, Mr. Miller 30,200, Ms. Reed 30,200 and Mr. Salice 34,200.

(6)	Includes 4,072 shares held in Mr. Beaudouin’s ESPP and 401(k) accounts.

(7)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 794,562 shares held by a family limited partnership, 34,321 shares held in Mr. Berthiaume’s 401(k) Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(8)	Includes 6,386 shares held by Mr. Cassis’ wife, 1,774 shares held in Mr. Cassis’ ESPP and 3,019 shares held by Mr. Cassis wife’s ESPP and 401(k) accounts.

(9)	Includes 6,429 shares held in Ms. Rae’s ESPP and 401(k) accounts.

(10)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(11)	Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account, 7,950 shares held by a charitable trust over which Mr. Salice shares voting and investment power with his spouse as trustees and 69,648 shares held by an LLC over which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and of the shares held by the LLC, except to the extent of his pecuniary interest in the LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Federal securities laws require the Company’s Directors, executive officers, and persons who own more than 10% of the common stock of Waters to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s executive officers, Directors and greater-than-ten-percent beneficial owners failed to file any such report required by Section 16 of the Exchange Act on a timely basis during the fiscal year ended December 31, 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals of stockholders to be presented at the 2017 Annual Meeting of Stockholders anticipated to be scheduled on or about May 11, 2017, must be received by the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 as follows: Proposals that are submitted pursuant to Rule 14a-8 under the Exchange Act, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, must be submitted in writing and received by no later than 11:59 p.m., local time, on December 2, 2016. In addition, a stockholder may bring before the 2017 Annual Meeting (other than a proposal), or may submit nominations for a director, if the stockholder complies with Section 10 (for nominees of directors) and Section 11 (for business to be transacted) of the company’s by-laws, as applicable, by:

•	providing written notice to the Secretary of the Company at the address above between February 13, 2017 and March 10, 2017 (subject to adjustment as described in the by-laws), and

•	supplying the additional information as required in Sections 10 and 11 of the by-laws, as applicable.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement or Notice is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will undertake to deliver promptly upon written or oral request a separate copy our Annual Report, the Proxy Statement or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Vice President of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 or call the Vice President of Investor Relations of Waters at (508) 482-2314.

ANNUAL MEETING OF WATERS CORPORATION

Date:	Wednesday, May 11, 2016
Time:	11:00 A.M. (Eastern Time)
Place:	34 Maple Street, Milford, Massachusetts 01757

Please make your marks like this:    ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	To elect directors for the ensuing year and until their successors are elected.
	01 Joshua Bekenstein	06 Christopher A. Kuebler
	02 Michael J. Berendt, Ph.D.	07 William J. Miller
	03 Douglas A. Berthiaume	08 Christopher J. O’Connell
	04 Edward Conard	09 JoAnn A. Reed
	05 Laurie H. Glimcher, M.D.	10 Thomas P. Salice

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016.	☐	☐	☐
		For	Against	Abstain
3:	To approve, by non-binding vote, executive compensation.	☐	☐	☐

4:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Waters Corporation

to be held on Wednesday, May 11, 2016

for Holders as of March 17, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/wat	866-307-0858

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Christopher J. O’Connell and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 10, 2016.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 8, 2016.

PROXY TABULATOR FOR WATERS CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #